Exhibit 99

Investor News	NYSE:PEG

For further information, contact:
➢	Kathleen A. Lally, Vice President – Investor Relations	Phone: 973-430-6565
➢	Greg McLaughlin, Sr. Investor Relations Analyst	Phone: 973-430-6568
➢	Yaeni Kim, Sr. Investor Relations Analyst	Phone: 973-430-6596

PSEG POWER ANNOUNCES EXPIRATION AND RESULTS OF EXCHANGE OFFER

(September 8, 2009—Newark, NJ) – PSEG Power LLC (“PSEG Power”), a wholly-owned subsidiary of Public Service Enterprise Group Incorporated (NYSE: PEG), announced today the expiration and results of its offer (the “exchange offer”) to eligible holders to exchange any and all of the outstanding 8.50% Senior Notes due 2011 (the “Energy Holdings notes”) of its affiliate, PSEG Energy Holdings, L.L.C., held by them for newly-issued PSEG Power 5.32% Senior Notes due 2016 (the “Power notes”), fully and unconditionally guaranteed by PSEG Power’s three principal operating subsidiaries (the “subsidiary guarantees”), plus a cash payment plus a cash early participation payment, if eligible.

As of midnight, New York City time, on September 4, 2009 (the “expiration date”), according to Global Bondholder Services Corporation, the exchange agent for the exchange offer, the aggregate principal amount of Energy Holdings notes validly tendered and not validly withdrawn was $367,837,000, which represents approximately 74.3% of the outstanding Energy Holdings notes. PSEG Power has accepted all of the Energy Holdings notes validly tendered and not validly withdrawn as of the expiration date. The settlement date for the exchange offer is expected to be on or about September 14, 2009 (the “settlement date”).

Holders of the Energy Holdings notes who validly tendered and did not validly withdraw Energy Holdings notes at or prior to 5:00 p.m., New York City time, on August 24, 2009 (the “early participation date”), will receive on the settlement date the “total exchange consideration”, which will be, for each $1,000 principal amount of Energy Holdings notes tendered and accepted, $1,100.00 of consideration comprised of:

✓	$825.00 principal amount of Power notes, plus
✓	a cash payment equal to $245.00, plus
✓	a cash “early participation payment” equal to $30.00

Eligible holders who validly tendered Energy Holdings notes after the early participation date but at or prior to the expiration date will receive on the settlement date the total exchange consideration minus the early participation payment.

The Power notes and the subsidiary guarantees will not be registered under the Securities Act of 1933 or any state securities laws. The Power notes and the subsidiary guarantees may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. PSEG Power will enter into a registration rights agreement with respect to the Power notes.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Energy Holdings notes or any other securities.

FORWARD-LOOKING STATEMENT
Readers are cautioned that statements contained in this press release about our and our subsidiaries’ future performance, including future revenues, earnings, strategies, prospects and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance they will be achieved. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, but are not limited to:

• Adverse changes in energy industry, law, policies and regulation, including market structures and rules, and reliability standards.
• Any inability of our energy transmission and distribution businesses to obtain adequate and timely rate relief and regulatory approvals from federal and state regulators.
• Changes in federal and/or state environmental regulations that could increase our costs or limit operations of our generating units.
• Changes in nuclear regulation and/or developments in the nuclear power industry generally, that could limit operations of our nuclear generating units.
• Actions or activities at one of our nuclear units that might adversely affect our ability to continue to operate that unit or other units at the same site.
• Any inability to balance our energy obligations, available supply and trading risks.
• Any deterioration in our credit quality.
• Availability of capital and credit at reasonable pricing terms and our ability to meet cash needs.
• Any inability to realize anticipated tax benefits or retain tax credits.
• Increases in the cost of or interruption in the supply of fuel and other commodities necessary to the operation of our generating units.
• Delays or cost escalations in our construction and development activities.
• Adverse investment performance of our decommissioning and defined benefit plan trust funds and changes in discount rates and funding requirements.
• Changes in technology and/or increased customer conservation.

For further information, please refer to our Annual Report on Form 10-K, including item 1A. Risk Factors, and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. These documents address in further detail our business, industry issues and other factors that could cause actual results to differ materially from those indicated in this release. Forward-looking statements made herein only apply as of this date. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if our internal estimates change, unless otherwise required by applicable securities laws.

Public Service Enterprise Group is a publicly traded diversified energy company with annual revenues of more than $13 billion, and three principal subsidiaries: PSEG Power, Public Service Electric and Gas Company (PSE&G) and PSEG Energy Holdings.